Exhibit 10.8

June 8, 2015

David Scott

Via Electronic Mail

Dear David:

On behalf of AppDynamics, Inc. (the “Company”), I am pleased to inform you that the Company’s Board of Directors (the “Board”) is interested in having you serve on the Board and certain committees of the Board. If all necessary Board and stockholder action is taken, the Company is prepared to offer you the compensation described below in exchange for your performance of duties as a director.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member are prescribed by Delaware law, our charter documents as well as by the policies established by our Board from time to time. If the Company completes an initial public offering of its common stock, you should anticipate that your duties and responsibilities would increase as a result of being a director of a publicly traded company. In addition, you may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity.

From time to time, our Board has established certain other committees to which it has delegated certain duties. You will be appointed by the Board to serve on the Audit Committee and potentially other committees and may be required to serve as the chair of at least one of those committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in San Francisco, California. We hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

You agree that you will hold in strictest confidence, and not use, except for the benefit of AppDynamics, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of AppDynamics, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which AppDynamics is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to AppDynamics.

At the time of your election as a member of the Board, it will be recommended that the Company grant you a restricted stock unit award under our stock incentive plan (the “Award”) having a value at grant equal to $525,000, as determined in a manner consistent with the Compensation Committee uses for determining grant sizes. 25% of the total restricted stock units subject to the Award shall vest on each quarter following the grant date subject to you continuing to serve as a Board member on each such vesting date and further subject to the occurrence of an initial public offering. The vesting of the Award will accelerate upon a Change in Control (as defined in our stock incentive plan).

In addition to the Award, once we have adopted a non-employee director compensation policy, you will be eligible to receive compensation under such policy, subject to your continuing service. The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any additional compensation for their service as director of a subsidiary.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies. The Company will enter into an Indemnification Agreement with you in substantially the form attached hereto as Exhibit A.

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it will give us great pleasure to welcome you as a member of our Board. We anticipate your experience will make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Jyoti Bansal
Jyoti Bansal Founder and Chief Executive Officer AppDynamics, Inc.

Acknowledged and agreed to June 9, 2015

/s/ David Scott
David Scott